Exhibit 10.1

GOLD ROYALTY CORP.

1830 - 1030 West Georgia Street

Vancouver, B.C. V6E 2Y3

VIA EMAIL

August 1st, 2020

David Garofalo

Dear Mr. Garofalo:

Re:	Gold Royalty Corp. (the “Company”) – Appointment of David Garofalo as Chair of Board of Directors, President and Chief Executive Officer

This letter serves as confirmation of the terms of your appointment as Chair of the board of directors (the “Board”), President and Chief Executive Officer of the Company.

1. APPOINTMENT AND DUTIES

1.1. Position

The Company will appoint you, and you agree and consent to act as, the Chair of the Board, President and Chief Executive Officer of the Company, upon and subject to the terms and conditions of this Agreement.

1.2. Duties and Functions

You will be responsible to, and report to, the Board. Your duties shall include those duties set forth in Schedule “A” hereto, and such other responsibilities and duties reasonably commensurate therewith as the Board may require and assign to you from time to time in writing (the “Services”). In your capacity as an officer of the Company, you agree to act in a competent, trustworthy and loyal manner that promotes the interests of the Company. You agree to carry out the Services using reasonable commercial efforts and in a manner that will promote the business of the Company.

Unless prevented by ill health, or physical or mental disability or impairment, you shall, during the term hereof, devote sufficient business time, care and attention to the business of the Company in order to properly discharge your duties hereunder. It is acknowledged and agreed that you are or may become a director, trustee, officer, shareholder or investor in other businesses, ventures, entities, institutions and organizations during the term of this Agreement and you may devote time, care and attention thereto so long as your doing so does not materially adversely affect your ability to devote sufficient time and energy to properly discharge your duties hereunder.

1.3. Good Faith

You agree to faithfully serve the Company, and to not disclose the private affairs of the Company, or any of its affiliates, to any person other than as required in the business of the Company, and you shall not for your own purposes, or for any purposes other than those of the Company, disclose any non-public information with respect to the business and operations of the Company.

1.4. Avoidance of Conflicts of Interest

You shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties and obligations hereunder or that would otherwise prevent you from performing the Services hereunder.

1.5. Term of Agreement

The term of this Agreement shall be in effect for so long as you are an officer of, or are otherwise engaged or employed by, the Company, subject to termination as provided for in this Agreement.

2. COMPENSATION

2.1. Restricted Shares

In consideration for your Services to the Company to date and your agreement to be appointed President and Chief Executive Officer of the Company, the Company will issue you an aggregate of 400,000 restricted common shares of the Company (the “Restricted Shares”), which will be issued on customary terms, including provisions that they will be surrendered to the Company for cancellation if the following milestones are not met, in the case of items (a) through (c) below, within two years of the date of issuance of the Restricted Shares; and in the case of item (d), within three years of the date of issuance of the Restricted Shares:

(a)	as to 25% of such Restricted Shares, if the Company does not complete equity financing(s) in an aggregate amount of at least $10,000,000 (the “Round 2 Financing”) prior to completion of an IPO or an Exit Transaction (each as defined herein), provided that if prior to the completion of an IPO or an Exit Transaction (each as defined herein), the Company has not completed equity financing(s) in an aggregate amount of at least $10,000,000, then the Restricted Shares subject to items (b) to (d) below, will be increased on a pro rata basis by the amount of Restricted Shares referenced in this item (a);

(b)	as to 25% of such Restricted Shares, if the Company does not complete an initial public offering, spin-off from GoldMining Inc. or other going-public transaction (collectively, an “IPO”) or any merger or sale of the outstanding shares of the Company or all or substantially all of its assets to a third-party, in each case, that values the Company at a minimum of $50 million (an “Exit Transaction”);

(c)	as to 25% of such Restricted Shares if the Company does not receive at least $1,000,000 of royalty payments under any of its royalties; and

(d)	as to 25% of such Restricted Shares if you are no longer a director, officer or employee of the Company on the date that is one year after an IPO, provided that where an Exit Transaction (other than a reverse takeover or similar going public transaction) occurs prior to the satisfaction of this condition, then this condition shall be deemed earlier satisfied concurrently upon completion of an Exit Transaction.

The Restricted Shares will be issued to you by the Company as soon as reasonably practicable of the date hereof and will be issued at a price that will not be less than the fair value of such Restricted Shares at the time of their issuance. You acknowledge that the Restricted Shares may be subject to hold periods and legends required under applicable securities laws and as may be imposed by any applicable stock exchange in connection with a listing of the Company’s common shares thereon.

2.2. Options

In addition, you shall be granted, in consideration for, and as an inducement to, agreeing to enter into this Agreement and provide the Services hereunder, options (the “Options”) to purchase an aggregate of 600,000 common shares of the Company at an exercise price equal to US$5.00 per share or such lower price, if any, at which the Company sells shares in the Round 2 Financing. For greater clarity: (a) the exercise price of the Options will not be less than the fair market value of the common shares of the Company at the time of such grant; (b) 25% of the Options will vest on the date of grant and 25% will vest on each of the dates that are 6, 12 and 18 months thereafter; (c) the Options will be granted as soon as reasonably practicable after completion of the Round 2 Financing; and (d) the Options will be exercisable for a period of five years from the grant date thereof. The Options will be granted pursuant to a customary long term incentive plan to be adopted by the Company prior to its IPO. Notwithstanding the foregoing, the terms of the Options may be amended if required to comply with the requirements of any applicable stock exchange in connection with an IPO.

2.3. Additional Compensation

You shall otherwise be eligible to participate, from time to time, in the Company’s short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with your position and responsibilities. For certainty, as soon as reasonably practicable after an IPO, the Board and/or its compensation committee, as applicable, and you will negotiate in good faith towards finalizing and entering into an executive employment agreement on such terms, including as to compensation, that is commensurate with your position, responsibilities and on terms customary for a similarly situated company in the royalty industry.

2.4. Benefits

Subject to the terms of the various plans in effect with the Company from time to time, and subject to your taking the necessary steps to ensure that you (and, where applicable, your eligible dependents) are properly registered under the plans, and subject to payment of costs payable by you where applicable, you shall participate in all employee benefit programs made available to other senior executives of the Company and its subsidiaries and commensurate to your position.

2.5. Expenses

The Company agrees to pay or promptly reimburse you for the reasonable travel and business related expenses actually and properly incurred by you in connection with your provision of the Services under this Agreement in accordance with the Company’s policies, as may be in place from time to time.

3. TERMINATION

3.1. Termination by Notice

You may terminate this Agreement upon giving the Company at least 60 days’ prior written notice of the termination date. On receiving such notice, the Company may elect to pay you salary in lieu of working the notice period, in which case the termination will be effective immediately.

Subject to Section 3.2, the Company may terminate this Agreement subject to applicable notice periods under the laws of the province of British Columbia, including the common law applicable therein.

For the sake of clarity, the treatment of any Restricted Shares, Options or other awards on termination of this Agreement shall be governed by the plans and/or agreement underlying such Restricted Shares, Options, or other awards.

3.2. Termination for Cause

The Company may terminate this Agreement and your positions with the Company for “cause” as that term is interpreted at common law, at any time, without notice or payment in lieu thereof.

3.3. Resignation from Board of Directors

You agree that, if you are a director of the Company or any of its subsidiaries at the time this Agreement is terminated or at the time of your resignation or termination as President and Chief Executive Officer of the Company, you will, if requested by the Company, immediately resign as a director of the Company of any of its subsidiaries, as applicable.

4. CONFIDENTIALITY

4.1. Confidentiality

You acknowledge and agree that: (i) during the course your appointment as a director of the Company or your engagement hereunder, you will have an opportunity to learn or otherwise become aware of Confidential Information (as defined herein); (ii) the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause serious harm to the economic interests of the Company; (iii) it is in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company; and (iv) other than in the course of performing duties in accordance with your engagement hereunder or your appointment as a director or officer of the Company or as otherwise approved by the Company in writing, you shall hold in confidence all Confidential Information, not directly or indirectly use any Confidential Information and not directly or indirectly disclose any Confidential Information.

4.2. Definition of Confidential Information

In this Agreement, “Confidential Information” means information known or used by the Company in connection with its business and affairs that is not known to the general public and includes, but is not limited to, research, strategic plans or objectives, potential acquisitions or other transactions, unpublished financial information, unpublished exploration data and other information relating to the Company’s royalty or other mineral interests and all intellectual property, but does not include any information that: (i) is or becomes a matter of public knowledge through no breach of this Agreement by you; (ii) any information of which the you have specific knowledge prior to this engagement; or (iii) any information of which you obtain specific knowledge from a third party after the termination of this Agreement and the cessation of your office as a director or officer of the Company, unless the third party obtained such information directly or indirectly from a person in violation of a duty of confidence owed to the Company.

4.3. Ownership of Documents and Records

All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by you at any time or made available to you at any time during the term of this Agreement or your tenure as a director or officer of the Company (whether before the effective date of this Agreement or thereafter) including all copies thereof, shall be the property of the Company and belong solely to it, and shall be held by you solely for the benefit of the Company and you shall deliver same to the Company upon the termination of this Agreement or the termination of your tenure as a director and officer of the Company or at any other time upon request by the Company.

5. NON-SOLICITATION AND NON-COMPETITION

5.1. Non-Solicitation

You acknowledge and agree that, during the term of this Agreement or the term that you serve as a director or officer of the Company and for a period of one (1) year after the later thereof, you will not solicit, directly or indirectly, employees or consultants of the Company for the purpose of having them terminate their employment or engagement with the Company, provided, however, that any general solicitation of employment that does not target the Company’s employees shall not be deemed to be a violation of this Section 5.1.

5.2. Corporate Opportunities

You further agree and acknowledge that you will not, during the term of this Agreement or the term that you serve as a director or officer of the Company and for a period of one (1) year after the later thereof, appropriate for yourself or for any organization or person by which you are employed or retained, any Company property or business opportunity that had arisen through the use of Company property, information or by virtue of your position with the Company or provision of Services to the Company.

6. GENERAL

6.1. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.2. Waivers

No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.3. Survival of Terms

Your representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 1.3, 1.4, 4 and 5 of this Agreement shall survive any expiration or termination of this Agreement. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

6.4. Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.5. Further Assurances

Each party must, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.6. Laws and Courts

This Agreement shall be governed and interpreted in accordance with the laws of the province of British Columbia and the federal laws applicable therein. All disputes arising under this Agreement will be referred to the courts of British Columbia which will have jurisdiction, but not exclusive jurisdiction, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

6.7. Counterpart Execution

This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

Please acknowledge your agreement to this arrangement by signing below as provided.

Yours truly,

GOLD ROYALTY CORP.

By:	/s/ Pat Obara
Authorized Signatory

AGREED TO this 1st day of August, 2020.

/s/ David Garofalo
David Garofalo

Schedule “A”

SERVICES

As Chair of the Board and President and Chief Executive Officer of the Company, your duties shall include the following:

(a)	providing leadership the Company’s executive team;

(b)	establishing and implementing operational and financial strategies and policies of the Company as approved by the Board;

(c)	overseeing the preparation of business plans as required from time to time for review and approval by the Board

(d)	monitoring the operations of the Company;

(e)	providing leadership in identifying, reviewing and assessing potential mergers and acquisition targets;

(f)	supervising corporate information dissemination, directing the required interaction between the Company and institutional investors and the public, and acting as a spokesperson for the Company;

(g)	meeting regularly and as required with the Board to review material issues and to ensure that the Board is provided in a timely manner with all information and access to management necessary to permit the Board to fulfill its obligations; and

(h)	performing such other duties consistent with your positions which the Board shall, from time to time, reasonably direct.